Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Casa Systems, Inc. for the registration of 11,907,973 shares of its common stock and to the incorporation by reference therein of our reports dated March 15, 2023, with respect to the consolidated financial statements of Casa Systems, Inc., and the effectiveness of internal control over financial reporting of Casa Systems Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 21, 2023